Exhibit 10.1

CONSULTING AGREEMENT

1.

Parties

The parties to this Agreement are Health Enhancement Products, Inc. of 7440 Evans Rd, #A101, Scottsdale, AZ  85260 (hereinafter referred to as “COMPANY”), and Robert Cohen, M.D., and/or his nominee, 2660 Peachtree Road NW, Apt. 19H, Atlanta, GA  30305 (hereinafter referred to as “CONSULTANT”).

2.

Services

At times and places agreed upon by the parties during the term of this Agreement, CONSULTANT shall provide to COMPANY consulting and advisory services relative to clinical trials, animal models, assays, and characterization of activity of the COMPANY’s products, and related COMPANY business functions, including fund-raising (hereinafter referred to as the “SUBJECT”).

3.

Compensation

A. Hourly/Daily Compensation.  As consideration for the services provided by CONSULTANT under this Agreement, COMPANY shall pay CONSULTANT fees at the rate of $125 dollars per hour ($2,000 dollars per day) for each day of consulting over the term of this Agreement.  The content and time for the consulting services will be agreed upon in advance by both parties.  Further, CONSULTANT shall be reimbursed by COMPANY for all customary and standard traveling expenses incurred at the request of COMPANY during the term of this Agreement.  Services rendered by CONSULTANT and the requisite payment of compensation have been approved under the terms and conditions of this contract.

B. Warrants.  A retainer of 500,000 warrants to purchase stock in Health Enhancement Products, Inc., with a 5 year term and priced at $0.50/share, will be awarded to Consultant under the following terms and conditions:

i. 200,000 warrants vesting on the first day of the Agreement.

ii. 100,000 warrants vesting on the earlier of 60 days after signing the Agreement or closing on $0.5M of funds from investor(s) first introduced by Consultant, under terms acceptable to the Company.

iii. 200,000 warrants vesting on the earlier of 120 days after signing of the Agreement or closing on $3M of funds from investor(s) first introduced by Consultant, under terms acceptable to the Company.

C. Fees for raising funds.

i. 5% of the money raised under terms acceptable to the Company from investor(s) first introduced to the Company by Consultant

ii. Warrants to purchase stock in Health Enhancement Products, Inc.  The number of warrants will be 5% of the number of shares sold to the investor(s) first introduced by Consultant.  The warrants will have a 5 yr term, and be priced at a 50% discount to the average closing price of the common stock for the ten trading days preceding the date funds are received.

4.

Confidentiality

A.

Except as set forth below, all information disclosed by COMPANY to CONSULTANT relative to any and all information relating to the SUBJECT shall be treated as confidential and proprietary information of COMPANY and CONSULTANT shall only use such information for the benefit of COMPANY in the rendering of services for COMPANY and shall not otherwise use or disclose such information to others without express, written permission of an officer of COMPANY authorized to grant such permission.  Upon termination of this Agreement, CONSULTANT shall immediately return to COMPANY all drawings, writings, recordings and records of every type (including all copies thereof) embodying in any form any confidential information of COMPANY.  The foregoing limitations of confidentiality shall not apply to (i) information which, at the time of disclosure to CONSULTANT, was already in the public domain, (ii) information which, at the time of disclosure to CONSULTANT, was already known to CONSULTANT, (iii) information which, after disclosure to CONSULTANT, becomes part of the public domain through no fault of CONSULTANT, or (iv) information received by CONSULTANT from a third party not owing a duty of confidence to COMPANY.

B.

CONSULTANT agrees that in rendering services to COMPANY, CONSULTANT shall disclose to COMPANY only information which CONSULTANT has the right to freely disclose without incurring legal liability to or violating rights of others.

5.

Inventions, Works of Authorship

All ideas, inventions, developments, and improvements conceived and/or reduced to practice, alone or with others, in the course of providing services under this Agreement relating to SUBJECT shall be the exclusive property of COMPANY.  CONSULTANT agrees to (i) promptly and fully disclose in writing to COMPANY all such ideas, inventions, developments, and improvements, (ii) assign all such ideas, inventions, developments, and improvements, (iii) assist COMPANY, at its expense, in obtaining patents on any such ideas, inventions, developments, and improvements, and (iv) execute all documents necessary to obtain such patents in the name of COMPANY.  CONSULTANT and COMPANY agree that any works of authorship created by CONSULTANT relating to SUBJECT during the term of this Agreement shall be considered “work made for hire” for COMPANY as that term is defined in Section 101 of the 1976 Copyright Act (such works of authorship being hereinafter referred to as “WORKS”). To the extent that any WORKS are determined by a court of competent jurisdiction or the Register of Copyrights not a work made for hire, CONSULTANT agrees to execute any and all documents deemed to be necessary or appropriate by COMPANY to effect a complete transfer of ownership of all rights, including, but not limited to, copyright rights, to COMPANY throughout the world.  CONSULTANT further agrees to maintain all information relative to such ideas, inventions, developments, and improvements and WORKS as confidential information of COMPANY subject to the obligations of confidentiality set forth in paragraph 4(A) hereof.

6.

Relationship of Parties

In performing services pursuant to this Agreement, CONSULTANT shall act as an independent contractor having sole and exclusive control of his work and the manner in which it is performed.  CONSULTANT shall be free to enter into other consulting agreements that are not in conflict with this Agreement.  CONSULTANT shall not be considered an agent or employee of COMPANY or entitled to participate in any benefits that the COMPANY provides for its employees.

7.

Assignment

Any assignment of this Agreement by CONSULTANT, except for the warrants referred to herein, without the written consent of COMPANY shall be void.  COMPANY may assign this Agreement to any Successor to its business.

8.

Governing Law

This Agreement shall be interpreted and governed by the laws of the State of Arizona.

9.

Previous Agreements

A.

This Agreement supersedes and replaces all previous agreements between the parties hereto and constitutes the entire Agreement and Understanding between the parties relative to the rendering of consulting services by CONSULTANT for COMPANY with respect to SUBJECT.

B.

This Agreement will be considered fully executed when signed by the parties and transmitted     either electronically, by facsimile transmission or original signature.

10.

Term and Termination

A.

This Agreement shall be effective July 9, 2007, and, unless sooner terminated as provided hereinafter, shall extend until July 8, 2009.

B.

This Agreement may be terminated by either party upon thirty (30) days written notice given to the other by certified mail or personal delivery.

C.

Notwithstanding the right of termination set forth in paragraph 10(B), and any termination pursuant to such rights, CONSULTANT agrees that the obligations of confidentiality set forth in paragraphs 4(A) and 5 hereof shall be continuing and shall not end with any termination of this Agreement.

COMPANY

By:

/s/Thomas Ingolia

By:

/s/Robert Cohen

Thomas D. Ingolia, CEO

Dr. Robert Cohen

[ SSN ]

Date:  July 9, 2007

Date:_____________________